EXHIBIT 99.1

Investor Relations contact:
Jeffrey P. Harris
Tel: 415-278-7933
investor_relations@gymboree.com

Media Relations contact:
Mark Mizicko
Tel : 415-278-7503
media_relations@gymboree.com

The Gymboree Corporation Reports Second Quarter 2009 Results

San Francisco, Calif., August 19, 2009 – The Gymboree Corporation (NASDAQ: GYMB) today reported earnings of $12.2 million or $0.41 per diluted share for the second fiscal quarter ended August 1, 2009.  This compares to earnings of $8.0 million or $0.27 per diluted share for the same period of the prior year.  Current year results reflect a benefit of $0.05 per diluted share due to a lower than anticipated tax rate for the quarter.

Net sales from retail operations for the fiscal quarter ended August 1, 2009, totaled $212.3 million, a 5% increase from the $202.8 million in net sales from retail operations for the second fiscal quarter of the prior year.  As previously reported, comparable store sales from retail operations for the second fiscal quarter decreased 1% versus the same period last year.  Total net sales for the second fiscal quarter were $215.4 million, an increase of 5% compared to total net sales of $205.7 million for the second fiscal quarter last year.

Business Outlook

For the third fiscal quarter of 2009, the Company expects a low-single digit decrease in comparable store sales versus the same period of the prior year.  The Company expects earnings for the third fiscal quarter in the range of $0.95 to $1.03 per diluted share.

Management Presentation

The live broadcast of the discussion of second quarter 2009 earnings results will be available to interested parties at 1:30 p.m. PT (4:30 p.m. ET) on Wednesday, August 19, 2009.  To listen to the live broadcast over the Internet, please log on to www.gymboree.com, click on “Our Company” at the bottom of the page, go to “Investor and Media Relations” and then “Conference Calls, Webcasts & Presentations.”  A replay of the call will be available two hours after the broadcast through midnight ET, Wednesday, August 26, 2009, at 800-642-1687, passcode 85034602, as well as archived on our Web site at the same location as the live Web cast.

About The Gymboree Corporation

The Gymboree Corporation’s specialty retail brands offer unique, high-quality products delivered with personalized customer service. As of August 1, 2009, the Company operated a total of 926 retail stores: 624 Gymboree® stores (591 in the United States, 31 in Canada and 2 in Puerto Rico), 135 Gymboree Outlet stores, 120 Janie and Jack® shops and 47 Crazy 8® stores in the United States. The Company also operates online stores at www.gymboree.com, www.janieandjack.com and www.crazy8.com, and offers directed parent-child developmental play programs at 616 franchised and Company-operated Gymboree Play & Music® centers in the United States and 30 other countries.

Forward-Looking Statements

The foregoing financial information for the second fiscal quarter ended August 1, 2009, is unaudited and subject to quarter-end and year-end adjustment.  The foregoing paragraphs contain forward-looking statements relating to The Gymboree Corporation’s anticipated sales growth and future financial performance. These are forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Actual results could vary materially as a result of a number of factors, including increasing levels of unemployment and consumer debt, extreme volatility in the financial markets, current recessionary economic conditions, customer reactions to new merchandise, service levels and new concepts, success in meeting our delivery targets, the level of our promotional activity, our gross margin achievement, our ability to appropriately manage inventory, effects of future embargos from countries used to source product, and competitive market conditions. Other factors that may cause actual results to differ materially include those set forth in the reports that we file from time to time with the Securities and Exchange Commission, including our annual report on Form 10-K for the year-ended January 31, 2009. These forward-looking statements reflect The Gymboree Corporation’s expectations as of August 19, 2009.  The Gymboree Corporation undertakes no obligation to update the information provided herein.

Gymboree, Janie and Jack, Crazy 8 and Gymboree Play & Music are registered trademarks of The Gymboree Corporation.

###

EXHIBIT A
THE GYMBOREE CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and operating data)
(Unaudited)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	August 1,	August 2,	August 1,	August 2,
	2009	2008	2009	2008

Net sales:
Retail	$212,262	$202,818	$440,241	$441,735
Play & Music	3,132	2,930	6,028	6,118
Total net sales	215,394	205,748	446,269	447,853
Cost of goods sold, including
buying and occupancy expenses	(122,166)	(111,806)	(243,512)	(230,493)
Gross profit	93,228	93,942	202,757	217,360
Selling, general and administrative expenses	(75,809)	(81,067)	(149,154)	(162,892)
Operating income	17,419	12,875	53,603	54,468
Other income	201	417	509	698
Income before income taxes	17,620	13,292	54,112	55,166
Income tax expense	(5,459)	(5,281)	(20,143)	(22,117)
Net income	$12,161	$8,011	$33,969	$33,049

Net income per share:
Basic	$0.42	$0.29	$1.19	$1.19
Diluted	$0.41	$0.27	$1.15	$1.14

Weighted average shares outstanding:
Basic	28,654	27,988	28,551	27,765
Diluted	29,854	29,166	29,655	29,060

Operating Data:
Stores Open at the Beginning of the Period	901	811	886	786
New Stores	25	26	40	51
Closed Stores	-	(2)	-	(2)
Stores Open at the End of the Period	926	835	926	835

Gross Store Square Footage	1,818,000	1,623,000	1,818,000	1,623,000
Merchandise Inventories per Square Foot	$71	$80	$71	$80

Supplemental Financial Information:
Depreciation and amortization	$9,195	$8,616	$18,177	$17,021
Interest income, net	$174	$349	$421	$586
Stock-based compensation	$4,478	$4,913	$8,351	$9,424

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	August 1,	January 31,	August 2,
	2009	2009	2008

Current Assets
Cash and cash equivalents	$164,745	$140,472	$43,775
Accounts receivable	16,553	18,735	16,680
Merchandise inventories	129,293	114,972	129,099
Prepaid income taxes	12,487	-	22,495
Prepaid expenses and deferred taxes	28,517	19,704	25,244
Total current assets	351,595	293,883	237,293

Property and Equipment, net	209,961	204,227	200,730
Deferred Taxes and Other Assets	20,818	22,471	19,578

Total Assets	$582,374	$520,581	$457,601

Current Liabilities
Accounts payable	$55,650	$44,400	$53,876
Accrued liabilities	70,528	69,443	73,882
Total current liabilities	126,178	113,843	127,758

Long Term Liabilities
Deferred liabilities	76,504	72,463	65,491

Stockholders' Equity	379,692	334,275	264,352

Total Liabilities and Stockholders' Equity	$582,374	$520,581	$457,601